Exhibit 99.1

Strategia Corporation Announces Completion of Sale of French Subsidiaries

November 10, 1999 - Louisville, KY - Strategia Corporation (SAA:AMEX) today announced that it has completed the sale of its French subsidiaries to Guardian iT plc. The final purchase price is subject to a determination of the net asset value of the combined balance sheets of the French subsidiaries as of the November 10, 1999, closing date. Based upon the September 30, 1999, combined balance sheets of the French subsidiaries, proceeds to the Company, net of costs and purchase of minority interests, are estimated to be $6.9 million, of which $1.275 million will be placed in escrow pursuant to warranties provided by the Company. It is anticipated that a net gain of approximately $4.0 million will result from the transaction.

This release includes forward looking statements, including the statements regarding estimated net sales proceeds. Management cautions that these forward looking statements are necessarily subject to risks, uncertainties, and events that may be beyond the control of Strategia. Factors that could affect the sales proceeds realized by the Company includes uncertainties regarding asset valuations, unknown claims and contingencies that may affect the release of the escrowed funds, and unanticipated costs to complete Year 2000 service contracts of one the French subsidiaries. No assurance can be given that anticipated results will be achieved.

Contact:     Murdock Capital Partners Corp.
             (212) 421-2545
             Thomas M. Dean
             Luis J. Mejia